EXHIBIT 99.1

OYO GEOSPACE REPORTS FISCAL 2004 FIRST QUARTER RESULTS

Houston, Texas – January 30, 2004 – OYO Geospace (NASDAQ:OYOG) today announced net income of $3.2 million, or $0.56 per diluted share, on revenues of $17.4 million for its first quarter ended December 31, 2003. This compares with a net loss of $1.3 million, or ($0.24) per diluted share, on revenues of $10.1 million in the comparable quarter last year. The company noted that its earnings for the first quarter ended December 31, 2003 benefited from the reversal of a deferred tax valuation allowance of $0.8 million, or $0.14 per diluted share. The company expects it will realize its deferred tax assets as a result of taxable income generated in the first quarter and expected taxable income in future periods.

“This quarter’s strong performance was anchored by our seismic reservoir product lines,” said Gary D. Owens, OYO Geospace’s Chairman, President and CEO. “Included in this quarter’s results is a performance bonus earned from the successful installation and performance of our permanent seabed seismic reservoir characterization and monitoring system for BP in the North Sea. Additionally, in the first quarter we delivered a retrievable seismic reservoir system and a borehole seismic acquisition system. The performance bonus and sales of the reservoir products led the results for the quarter,” Owens continued.

“The market for the seismic reservoir product line is still in its early stages of development. Sales of these products will continue to be erratic until the market evolves further. Should this market mature, we are confident that OYO Geospace will emerge as a leading provider of seismic technologies and solutions for this specialized marketplace,” said Owens.

“Sales to our traditional seismic exploration customers have increased moderately over the last year’s levels, although this market continues to be distressed when compared to market demand in recent years. As a result of our recent facility consolidation efforts, we are now better structured to serve this important marketplace,” Owens said.

“Although relatively small, sales of our emerging products showed a nice increase over last year’s first quarter. We will continue developing our entry into new markets with new products evolving from our core engineering and manufacturing strengths,” Owens continued.

“Our commercial graphics business segment yielded a profit for the first quarter. This is the second consecutive quarter of profitability for this group since recovering from the bankruptcy of its former primary film supplier,” said Owens.

“The first quarter operating results suffered from the effect of moving all five of our Houston area locations into a single new facility in northwest Houston. The earnings for the first quarter were impacted by a $438,000 charge for moving expenses and large unabsorbed manufacturing losses due to down time of equipment and personnel during the move. We are now nearing the completion of this consolidation effort and are beginning to enjoy the savings associated with a combined facility,” said Owens.

“We are nearing the time when our investment in our seismic reservoir product line will begin to favorably affect the company’s performance. The new facility will allow the company to meet the opportunities that arise out of this new market,” Owens said.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the commercial graphics industry worldwide.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

OYO Geospace Corporation and Subsidiaries

Consolidated Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended December 31,
	2003	2002
Sales	$17,358	$10,061
Cost of sales	9,215	7,752

Gross profit	8,143	2,309
Operating expenses:
Selling, general and administrative expenses	3,447	2,836
Research and development expenses	1,200	1,379

Total operating expenses	4,647	4,215

Income (loss) from operations	3,496	(1,906)
Other income (expense):
Interest expense	(143)	(91)
Interest income	63	41
Other, net	77	46

Total other expense, net	(3)	(4)

Income (loss) before income taxes and minority interest	3,493	(1,910)
Income tax expense (benefit)	320	(611)

Income (loss) before minority interest	3,173	(1,299)
Minority interest	(5)	(19)

Net income (loss)	$3,168	$(1,318)

Basic earnings (loss) per share	$0.57	$(0.24)

Diluted earnings (loss) per share	$0.56	$(0.24)

Weighted average shares outstanding—Basic	5,554,624	5,546,572

Weighted average shares outstanding—Diluted	5,629,389	5,564,572